Exhibit 21.2

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Subsidiaries of American Equity Investment Life Holding Company

State of Incorporation
Insurance Subsidiaries:
American Equity Investment Life Insurance Company	Iowa
American Equity Investment Life Insurance Company of New York	New York
Eagle Life Insurance Company	Iowa
Noninsurance Subsidiaries:
American Equity Investment Service Company	Iowa
American Equity Properties, L.C.	Iowa
American Equity Capital, Inc.	Iowa
American Equity Capital Trust II	Iowa
American Equity Capital Trust III	Iowa
American Equity Capital Trust IV	Iowa
American Equity Capital Trust V	Iowa
American Equity Capital Trust VI	Iowa
American Equity Capital Trust VII	Iowa
American Equity Capital Trust VIII	Iowa
American Equity Capital Trust IX	Iowa
American Equity Capital Trust X	Iowa
American Equity Capital Trust XI	Iowa
American Equity Capital Trust XII	Iowa
AERL, L.C.	Iowa
American Equity Advisors, Inc.	Iowa